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                                                                       EXHIBIT H

                                    AGREEMENT

         This AGREEMENT (this "Agreement"), dated as of _____, 2004, by and among Luby's, Inc., a Delaware corporation (together with its subsidiaries, the "Company"), and Harris J. Pappas and Christopher J. Pappas, individuals residing in Houston, Texas (together, the "Noteholders").

         In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. DEFINITIONS. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

         "CLOSING" shall have the meaning specified in Section 6.

         "COMMON STOCK" means the Company's common stock, par value $.32 per share, and any capital stock for or into which such Common Stock hereafter is exchanged, converted, reclassified or recapitalized by the Company or pursuant to an agreement or business combination to which the Company is a party.

         "EFFECTIVE DATE" shall mean the effective date of the Senior Secured Refinancing Documents.

         "EMPLOYMENT AGREEMENT(s)" shall have the meaning specified in
Section 3.

         "NOTE(s)" shall have the meaning specified in Section 2.

         "ORIGINAL NOTES" shall mean (i) those two certain Convertible Subordinated Promissory Notes, due 2011, dated June 29, 2001, each in the original principal amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) and (ii) those two certain Convertible Subordinated Promissory Notes, due 2011, dated July 2, 2001, each in the original principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000.00).

         "PURCHASE AGREEMENT" shall mean that certain Purchase Agreement between the Company and the Noteholders, dated as of March 9, 2001.

         "SENIOR SECURED REFINANCING DOCUMENTS" shall mean senior secured loan documents contemplated by (i) that certain Credit Agreement, dated as of June 7, 2004 among the Company, as borrower, JPMorgan Chase Bank, as administrative lender, and the lenders signatory thereto, and (ii) that certain Term Loan Agreement dated as of June 7, 2004 among the Company, as borrower, Guggenheim Corporate Funding, LLC, as administrative lender, and the lenders signatory thereto including, without limitation, in each case, any intercreditor agreement or subordination agreement required to be executed and delivered by the Noteholders in connection with the execution and delivery of the Senior Secured Refinancing Documents.

         "STOCK OPTIONS" shall mean the two Stock Options granted to the Noteholders in connection with the employment of the Noteholders, dated March 9, 2001, to purchase an aggregate of 2,240,000 shares of common stock of the Company.

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         "TRANSACTION DOCUMENTS" means this Agreement, the Notes, the Employment
Agreements, the Stock Options and the Purchase Agreement, each as amended pursuant hereto.

         2. AMENDMENT OF NOTES. At the Closing, the Noteholders shall surrender the Original Notes to the Company for cancellation, and the Company shall execute and deliver to the Noteholders the Amended and Restated Convertible Subordinated Promissory Notes in the form attached hereto as EXHIBIT A, to be effective as of the Effective Date. Such Amended and Restated Convertible Subordinated Promissory Notes are referred to herein individually as a "Note" and collectively as the "Notes." In accordance with the terms of the Notes, on the Effective Date the Company shall pay in cash to the Noteholders the amount of unpaid interest accrued on the outstanding principal of the Original Notes up to and including the Effective Date, including accrued interest at the rate set by the Original Notes during an Event of Default (as defined in the Original Notes).

         3. EMPLOYMENT AGREEMENTS. At the Closing, the Company and the Noteholders shall execute and deliver the Employment Agreements in the form attached hereto as EXHIBIT B, to be effective as of April 1, 2004. Such Employment Agreements are referred to herein individually as an "Employment Agreement" and collectively as the "Employment Agreements."

         4. AMENDMENT OF PURCHASE AGREEMENT. At the Closing, the Company and the Noteholders shall execute and deliver a First Amendment to the Purchase Agreement in the form attached hereto as EXHIBIT C, to be effective as of the Effective Date.

         5. EXERCISE OF STOCK OPTIONS. (a) If the Closing occurs, then from and after the Effective Date, the Noteholders shall jointly and severally limit their exercise of the Stock Options such that the number of shares of Common Stock issued upon any exercise(s) of the Stock Options does not exceed, in the aggregate, the Net Treasury Shares Available (as hereinafter defined) unless and until sufficient additional shares are listed with the New York Stock Exchange for issuance upon exercise of the Stock Options. "Net Treasury Shares Available" means (x) the number of shares of Common Stock then held by the Company in treasury, minus (y) the number of shares of Common Stock issuable or issued after the Effective Date under the Nonemployee Director Phantom Stock Plan, and minus (z) the number of shares of Common Stock issuable or issued upon conversion of the Notes, calculated assuming the lowest conversion price stated in the Notes.

         (b) If the Closing occurs, then from and after the Effective Date, the Company shall (i) use its commercially reasonable best efforts, including the solicitation of shareholder approval, if necessary in the opinion of its counsel, to list, within twelve (12) months after the Effective Date, on the New York Stock Exchange additional shares of Common Stock equal to the number of shares by which the aggregate number of shares of Common Stock acquirable by the Noteholders under the Stock Options exceeds the Net Treasury Shares Available; and (ii) reserve all shares of Common Stock held by the Company in treasury solely for issuance pursuant to (x) the Nonemployee Director Phantom Stock Plan,
(y) the Notes, upon exercise by the Noteholders of their conversion rights thereunder, assuming the lowest conversion price stated in the Notes, and (z) the Stock Options, except to the extent the Company lists with the New York Stock Exchange additional shares of Common Stock to permit full conversion of the Notes into Common Stock, assuming the lowest conversion price stated in the Notes, and full exercise of the Stock Options. If the Closing occurs, then from and after the Effective Date, the Company shall not cancel, sell or otherwise dispose of any shares of Common Stock held by the Company in treasury except to the extent

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the Company lists with the New York Stock Exchange a number of additional shares of Common Stock sufficient to permit full conversion of the Notes into Common Stock, assuming the lowest conversion price stated in the Notes, and full exercise of the Stock Options.

         6. CLOSING. The execution and delivery of the Notes, the Employment Agreements and the First Amendment to the Purchase Agreement, as contemplated herein (the "Closing") will take place at the offices of the Company at 2211 N.E. Loop 410, San Antonio, Texas, at 10:00 a.m., local time, on the Effective Date, or on such other date as mutually agreed to by the parties hereto.

         7. CONDITIONS TO EFFECTIVENESS. (a) All obligations of the Company under this Agreement shall be subject to (i) the full execution and delivery by the Company and all other parties thereto of Senior Secured Refinancing Documents satisfactory, in form and substance, to the Company; and (ii) the Noteholders shall have performed and complied with all covenants and obligations that this Agreement requires the Noteholders to perform or comply with at or prior to Closing.

         (b) All obligations of the Noteholders under this Agreement shall be subject to (i) the full execution and delivery by the Company and all other parties thereto of Senior Secured Refinancing Documents satisfactory, in form and substance, to the Noteholders; and (ii) the Company shall have performed and complied with all covenants and obligations that this Agreement requires the Company to perform or comply with at or prior to Closing.

         8. TERMINATION. By notice given prior to or at the Closing, this Agreement may be terminated (i) by the Company if any condition in Section 7(a) has not been satisfied as of the Effective Date; (ii) by the Noteholders if any condition in Section 7(b) has not been satisfied as of the Effective Date; or
(iii) by mutual written consent of the Company and the Noteholders. Each party's right of termination under this Section is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to this Section, all obligations of the parties under this Agreement will terminate.

         9. ATTORNEY FEES. The Company shall pay reasonable attorney's fees charged to the Noteholders by Fulbright & Jaworski, L.L.P. in connection with the negotiation, execution and performance of this Agreement, up to, but not exceeding Fifty Thousand Dollars ($50,000.00).

         10. NO WAIVER; MODIFICATION IN WRITING. No failure or delay on the part of the Company or a Noteholder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the written consent of the Company, on the one hand, and Noteholders or their permitted assigns, on the other hand, provided that notice of any such waiver shall be given to each party hereto as set forth below. Any amendment, supplement or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on any party hereto in any case shall entitle the other party to any other or further notice or demand in similar or other circumstances.

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         11. SPECIFIC PERFORMANCE. The parties recognize that in the event the
Company or Noteholders should refuse to perform under the provisions of this Agreement or any other Transaction Document, monetary damages alone will not be adequate. Noteholders or the Company, as the case may be, shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement or any other Transaction Document specifically, the Company and Noteholders hereby waive the defense that there is an adequate remedy at law.

         12. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

         13. PARTIES IN INTEREST. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         14. Notices. ALL NOTICES AND OTHER COMMUNICATIONS HEREUNDER SHALL BE IN WRITING AND SHALL BE DEEMED GIVEN IF DELIVERED PERSONALLY, TELECOPIED OR MAILED BY REGISTERED OR CERTIFIED MAIL (RETURN RECEIPT REQUESTED), OR SENT BY FEDERAL EXPRESS OR OTHER RECOGNIZED OVERNIGHT COURIER, TO THE PARTIES AT THE FOLLOWING ADDRESSES (OR AT SUCH OTHER ADDRESS FOR A PARTY AS SHALL BE SPECIFIED BY LIKE NOTICE):

                  If to Noteholders:  Harris J. Pappas and Christopher J. Pappas
                                      642 Yale
                                      Houston, Texas 77007

                  with a copy to:     Frank Markantonis
                                      645 Heights Blvd.
                                      Houston, Texas 77007

                  and                 Fulbright & Jaworski, L.L.P.
                                      1301 McKinney, Suite 5100
                                      Houston, Texas 77010-3095
                                      Attention: Charles H. Still

                  If to the Company:  Luby's, Inc.
                                      2211 Northeast Loop 410
                                      San Antonio, Texas 78217-4673
                                      Attention:  Chairman of the Board

                  with a copy to:     Hornberger Sheehan Fuller & Beiter Inc.
                                      700 N. St. Mary's Street, Suite 600
                                      San Antonio, Texas  78205
                                      Attention:  Drew R. Fuller, Jr.

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         Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if telecopied, three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.

         15. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         16. ENTIRE AGREEMENT. This Agreement (which term shall be deemed to include the Exhibits hereto and the other certificates, documents and instruments delivered hereunder) and the other Transaction Documents constitute the entire agreement of the parties hereto and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations or warranties, agreements, or covenants other than those expressly set forth in this Agreement and the other Transaction Documents.

         17. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PROVISIONS.

         18. PUBLIC ANNOUNCEMENTS. The Company, on the one hand, and Noteholders, on the other, shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, except for statements required by Law or by any listing agreements with or rules of any national securities exchange or the National Association of Securities Dealers, Inc., or made in disclosures reasonably determined as required to be filed pursuant to the Securities Act or the Exchange Act.

         19. HEADINGS. The headings of this Agreement are for convenience of reference only and are not part of the substance of this Agreement.

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         IN WITNESS WHEREOF, each of the parties hereto has executed this
Agreement or has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

                                  LUBY'S, INC.


                                  -------------------------------------
                                  Gasper Mir, III
                                  Chairman of the Board


                                  NOTEHOLDERS:


                                  -------------------------------------
                                  Christopher J. Pappas


                                  -------------------------------------
                                  Harris J. Pappas

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